LOGO
                             Universal Corporation

 P.O. Box 25099 Richmond, VA 23260 o phone: (804) 359-9311 o fax (804) 254-3594
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                                  PRESS RELEASE

                    CONTACT                               RELEASE
                Karen M. L. Whelan                        4:00 p.m. Eastern Time
                Phone:    (804) 359-9311
                Fax:      (804) 254-3594
                Email:    investor@universalleaf.com

               Universal Corporation Reports Fiscal Year Earnings
                    Richmond, VA, August 1, 2002 / PRNEWSWIRE

         Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that net income for the fiscal year that ended on June 30, 2002, was $106.6 million, or $4.00 per diluted share. Results were in line with the Company's forecast of June 13, 2002, and above its earlier projections. Net income for the prior fiscal year was $112.7 million, or $4.08 per share, and included a restructuring charge of approximately $5.6 million after taxes or about $.21 per diluted share. Fourth quarter earnings were about $16.1 million, or $.61 per share, compared to $24.0 million, or $.87 per share, in fiscal year 2001.

         Gross revenues were approximately $592 million and $2.5 billion for the quarter and fiscal year, respectively, compared to about $616 million and $3.0 billion last year. Although smaller crops in a number of key exporting areas reduced volumes, the primary factor in the revenue reduction for the fiscal year was the change in manufacturers' purchasing methods in the United States. The Company's revenues in fiscal year 2001 included the sale of a larger quantity of tobacco purchased in the United States. This year a number of U.S. manufacturers bought tobacco from farmers through direct contracts and paid leaf merchants to process it. Universal's revenues have been reduced as a result of this change because the Company received only processing revenues from this tobacco. For the quarter, revenues reflected smaller crops and shipment timing.

         For the fiscal year, as anticipated, tobacco results were lower as a result of a number of factors. Crops were smaller in several origins, including Zimbabwe, Malawi, and Poland. U.S. operations experienced higher costs from staffing both contract receiving stations and the auction system, as well as a decline in green market service income, compared to last year. In addition, overall margins on sales of Brazilian tobacco were lower due to the mix of business there. Increased earnings from higher volumes shipped from Argentina, Asia, Western Europe, and the Company's oriental tobacco joint venture were not sufficient to overcome these factors for the year. Finally, Universal recognized $10.3 million in expenses related to the Argentine currency devaluation, including $5.5 million in the fourth quarter, and $7.5 million in costs related to the consolidation of U.S. operations, of which $5.6 million was recognized in the fourth quarter.

         In addition to the factors that affected the full fiscal year, shipment timing was a major factor in the lower results for this fiscal year's fourth quarter. Brazilian crops were shipped earlier than normal in fiscal year 2002, while African crops were shipped later than normal in the prior year. Both of these situations reduced earnings comparisons in the second half of fiscal year 2002. The Company's earnings benefited in the quarter from shipments from Western Europe and from its oriental tobacco joint venture.

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                                                           Universal Corporation
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         Results for the Company's lumber and building products operations were down for the quarter and the fiscal year, reflecting, in part, the impact of the strong U.S. dollar during the period. Although the recent weakening of the U.S. dollar in relation to the euro should benefit earnings of this sector in fiscal year 2003, there are now clear signs that activity in the Dutch construction industry is slowing due to a stagnating economy, which is beginning to negatively affect sales volumes and margins. Agri-products results were flat for the quarter and declined for the year, as stronger results in the Company's dried fruit and nut business were not sufficient to overcome the impact of difficult market conditions in rubber, sunflower seeds, and tea.

         During the fiscal year, the Company purchased 1.3 million common shares under its share repurchase program for a total of $45.7 million. Approximately $298 million of the $450 million approved by the Board has been spent under this program. On June 30, 2002, there were 26.2 million shares outstanding.

         The Company expects market conditions to remain challenging in the year ahead. Management continues to closely monitor the situation in Zimbabwe where the political and economic environment remains extremely difficult. The recent increase in support payments to farmers should provide some help to them; however, the size of flue-cured crop now being marketed is expected to be 18% below that of last year. While this reduction will undoubtedly exacerbate the economic difficulties in Zimbabwe, the volume declines are expected to be offset by production increases in other African origins and in Brazil. Early indications are that the Zimbabwe crop to be marketed in fiscal year 2004 could be substantially smaller. That crop has not yet been planted. The situation in Argentina remains unsettled. Although the devaluation of the peso has improved the competitive market position of Argentine leaf, it is uncertain at this time whether future currency movements will further impact the value of the Company's Argentine assets.

         Mr. Harrell stated, "We are very pleased that the Company was able to achieve such a strong performance in fiscal year 2002 in the face of extraordinarily difficult conditions. We are confident that Universal's talented and dedicated employees will continue to deal effectively with the challenges of the future."

         Mr. Allen B. King, President and Chief Operating Officer, added, "We are looking forward to the coming year. We have been working hard on implementation of our business strategy and cost reductions and quality enhancements over the last several years. The success of these efforts will enable us to remain the leader in this competitive marketplace."







         The Company cautions readers that any forward-looking statements contained herein are based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of the Company's products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the U.
S. dollar and the euro. Actual results, therefore, could vary from those expected. For more details on factors that could affect expectations, see the Management's Discussion section of the Company's Annual Report on Form 10-K for the year ended June 30, 2001, as filed with the Securities and Exchange Commission.

         At 9:00 a.m. (Eastern Time) on August 2, 2002, the Company will host a conference call to discuss these results. Those wishing to listen to the call

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                                                           Universal Corporation
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may do so by visiting www.universalcorp.com at that time. A replay of the call will also be available for seven days at this web site or by dialing 888-203-1112. The conference replay access code is 446374.

         Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Universal Corporation's gross revenues for the fiscal year that ended on June 30, 2002, were approximately $2.5 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.












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
                                                                      Universal Corporation
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                                   UNIVERSAL CORPORATION
                               UNAUDITED STATEMENTS OF INCOME
                         FOR THE YEARS ENDED JUNE 30, 2002 AND 2001
                    (In thousands of dollars, except per-share amounts)


                                                                    2002              2001
                                                                    ----              ----

Sales and other operating revenues                            $2,500,078        $3,017,579

Costs and expenses
   Cost of goods sold                                          2,006,727         2,486,275
 Selling, general and administrative expenses                    292,844           283,777
 Restructuring costs                                                   0             8,745
                                                              ----------        ----------


Operating income                                                 200,507           238,782
 Equity in pretax earnings of unconsolidated affiliates           18,311            10,189
    Interest expense                                              47,831            61,576
                                                              ----------        ----------

Income before income taxes and other items                       170,987           187,395
    Income taxes                                                  59,821            66,336
    Minority interests                                             4,504             8,390
                                                              ----------        ----------

Net income                                                      $106,662          $112,669
                                                              ==========        ==========

Earnings per common share                                          $4.01             $4.09
Diluted earnings per common share                                  $4.00             $4.08

Denominator for earnings per share (weighted average shares)
      Basic                                                   26,579,190        27,534,027
      Diluted                                                 26,679,860        27,644,525



See accompanying notes.

                                       -- M O R E --
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                                                                       Universal Corporation
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                                    UNIVERSAL CORPORATION
                               UNAUDITED STATEMENTS OF INCOME
                        FOR THE QUARTERS ENDED JUNE 30, 2002 AND 2001
                     (In thousands of dollars, except per-share amounts)


                                                                       2002            2001
                                                                       ----            ----

Sales and other operating revenues                                 $592,353        $615,584

Costs and expenses
   Cost of goods sold                                               476,230         470,092
 Selling, general and administrative expenses                        88,977          87,146
 Restructuring costs                                                      0           8,745
                                                                   --------        --------


Operating income                                                     27,146          49,601
 Equity in pretax earnings of unconsolidated affiliates               8,600           4,597
    Interest expense                                                 10,336          14,486
                                                                   --------        --------

Income before income taxes and other items                           25,410          39,712
    Income taxes                                                      8,869          13,170
    Minority interests                                                  413           2,567
                                                                   --------        --------

Net income                                                          $16,128         $23,975
                                                                   ========        ========

Earnings per common share                                             $0.61           $0.88
Diluted earnings per common share                                     $0.61           $0.87

Denominator for earnings per share (weighted average shares)
      Basic                                                      26,250,057      27,351,929
      Diluted                                                    26,334,869      27,525,358



See accompanying notes.

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                                                           Universal Corporation
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                                                            -- M O R E --

NOTES

1. Certain amounts in prior year's financial statements have been reclassified to conform to the current year's presentation.

2. Contingent liabilities: The Company provides guarantees for seasonal pre-export crop financing for some of its subsidiaries. The Company's exposure around the world varies seasonally and is affected by the method of funding working capital and the speed of shipment. In addition, certain subsidiaries provide guarantees that ensure that value-added taxes will be repaid if the crops are not exported. At June 30, 2002, total exposure under guarantees issued for banking facilities of Brazilian farmers was approximately $41.2 million. Other contingent liabilities approximate $21.2 million. The Company considers the possibility of loss on any of these guarantees to be remote.

     If the political situation in Zimbabwe were to deteriorate significantly, the Company's ability to recover its assets there could be impaired. The
     Company's equity in the net assets of its subsidiaries in Zimbabwe was approximately $47 million at June 30, 2002.

     The Company exports tobacco from Argentina through one or more subsidiaries and the recent government actions there could affect its operations in the future. The currency devaluation should provide benefits to exporters;
     however it, along with evolving governmental policies, could further jeopardize the value of assets in that country. Company subsidiaries had approximately $12.5 million of such assets at June 30, 2002, after considering the $10.3 million write-off that was recorded in fiscal year
     2002. In addition, the Company has approximately $4 million in peso-denominated liabilities.

     The Directorate General Competition of the European Commission ("DG Comp") is investigating the buying practices of Spanish tobacco processors with the stated aim of determining to what extent the tobacco processing companies have jointly agreed on raw tobacco qualities and prices offered to Spanish tobacco growers. After conducting an investigation, the Company believes that Spanish tobacco processors, including the Company's Spanish subsidiary, Tabacos Espanoles, S.A. ("TAES"), have jointly agreed to the terms of sale of green tobacco and quantities to be purchased from associations of farmers and have jointly negotiated with those associations. TAES is cooperating fully with the DG Comp in its investigation and believes that there are unusual, mitigating circumstances peculiar to the highly structured market for green tobacco in Spain.
     Although the fine, if any, that the DG Comp may assess on TAES could be material to the Company's earnings, the Company is not able to make an accurate assessment of the amount of any such fine at this time.

     The Company is also aware that the DG Comp is investigating certain practices of the tobacco leaf dealers in Italy. The Company has a subsidiary, Deltafina S.p.A., that buys and processes tobacco in Italy. At this time, the Company does not believe that the DG Comp investigation in Italy will result in penalties being assessed against it or its subsidiaries that would be material to the Company's earnings.


                                 -- M O R E --
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3.   Reportable segment data  (in thousands)
===========================================================================================================
 Sales and other operating revenues                      Three months                   Twelve months
-----------------------------------------------------------------------------------------------------------
Periods ended June 30,                                2002            2001             2002           2001
-----------------------------------------------------------------------------------------------------------
  Tobacco                                         $362,031        $378,931       $1,559,811     $2,062,080
  Lumber and building products                     126,540         127,034          514,084        498,615
  Agri-products                                    103,782         109,619          426,183        456,884
===========================================================================================================
     Consolidated total                           $592,353        $615,584       $2,500,078     $3,017,579
-----------------------------------------------------------------------------------------------------------

===========================================================================================================
Operating income                                         Three months                   Twelve months
-----------------------------------------------------------------------------------------------------------
Periods ended June 30,                                2002            2001             2002           2001
-----------------------------------------------------------------------------------------------------------
  Tobacco                                          $33,213         $58,632         $203,010       $239,557
  Lumber and building products                       6,329           7,596           24,736         25,527
  Agri-products                                      2,192           2,230           12,505         13,703
                                              -------------------------------------------------------------
     Total                                          41,734          68,458          240,251        278,787

Less:
  Corporate expenses                                 5,988           5,515           21,433         21,071
  Restructuring costs                                                8,745                           8,745
  Equity in pretax earnings of unconsolidated
  affiliates                                         8,600           4,597           18,311         10,189
===========================================================================================================
     Consolidated total                            $27,146         $49,601         $200,507       $238,782
===========================================================================================================

4.   Other Data  (in thousands)
===========================================================================================================
                                                         Three months                   Twelve months
-----------------------------------------------------------------------------------------------------------
Periods ended June 30,                                2002            2001             2002           2001
-----------------------------------------------------------------------------------------------------------
  Depreciation                                     $12,224         $13,490          $49,026        $46,024
  Amortization                                      $2,216          $4,655           $5,961        $10,375
===========================================================================================================

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